Exhibit 99.1

Press Release

Contacts:	MEDIA:	ANALYSTS:
	Kevin Heine	Steve Lackey
	(212) 635-1569	(212) 635-1578

THE BANK OF NEW YORK MELLON CORPORATION REPORTS

FOURTH QUARTER CONTINUING EPS OF $0.05

RECORD CORE REVENUE; TIER I CAPITAL STRENGTHENED TO 13.1%

Continuing EPS reduced by:

•

$0.65 per share resulting from securities write-downs primarily due to credit market illiquidity which includes an expected incurred loss of $0.10 per share (loan equivalent); securities continue to pay all principal and interest

•	$0.22 per share from: restructuring expense related to previously-announced workforce reduction of $0.09; existing support agreements of $0.08; and merger and integration of $0.05

NEW YORK, January 20, 2009 — The Bank of New York Mellon Corporation (NYSE:BK) today reported fourth quarter income from continuing operations, before an extraordinary item, and after preferred stock dividends, of $53 million, or $0.05 per common share. This compares to income from continuing operations, before an extraordinary item, of $700 million, or $0.61 per common share, in the fourth quarter of 2007 and $305 million, or $0.26 per common share, in the third quarter of 2008. In the fourth quarter of 2008, net income applicable to common stock, including the impact of an extraordinary item, was $28 million, or $0.02 per common share.

“In an extraordinarily challenging year, we generated profits in every quarter, achieved revenue growth of 9%, gained share in our businesses, outperformed on the merger and integration goals and had top-ranked client service globally. As we enter 2009, our business model works and we continue to maintain the capital strength needed in this uncertain market environment. I want to thank all of our employees, as our success is a reflection of their excellent work,” said Robert P. Kelly, chairman and chief executive officer of The Bank of New York Mellon.

“Our operating performance during the fourth quarter includes record revenue from our institutional servicing businesses and well-controlled operating expenses. These results were offset by securities write-downs reflecting their deterioration and enormous liquidity discounts for mortgage-backed securities. We believe that the actual incurred loss will ultimately be materially lower based on current assumptions. We should have the opportunity to earn back a substantial portion of the write-downs over the remaining lives of the securities.”

Income from continuing operations, before an extraordinary item, and after preferred stock dividends, for the full-year 2008 totaled $1.409 billion, or $1.22 per common share, compared with $2.227 billion, or $2.38 per common share, before an extraordinary item, in 2007. Net income applicable to common stock for the full-year 2008 totaled $1.386 billion, or $1.20 per common share, compared with $2.039 billion, or $2.18 per common share, for full-year 2007.

Fourth Quarter Highlights of The Bank of New York Mellon Corporation (Unless otherwise noted, all comments begin with the results of the fourth quarter of 2008 and are compared to the fourth quarter of 2007). Please refer to the Quarterly Earnings Review for detailed business segment information.

Total revenue was $2.886 billion, comprised of $1.816 billion of fee and other revenue and $1.070 billion of net interest revenue, and included a pre-tax charge for the write-down of certain investment securities ($1.241 billion) in total fee and other revenue.

Reconciliation of total revenue				4Q08 vs.
(dollar amounts in millions)	4Q08	3Q08	4Q07	4Q07	3Q08
Fee and other revenue	$1,816	$2,923	$3,047	(40)%	(38)%
Securities write-downs	1,241	162	191	N/M	N/M
Total fee and other revenue – Non-GAAP	3,057	3,085	3,238	(6)	(1)
Net interest revenue	1,070	703	752	42	52
SILO/LILO	-	112	-	N/M	N/M
Total net interest revenue – Non-GAAP	1,070	815	752	42	31
Total revenue, excluding SILO/LILO and securities write-downs – Non-GAAP	$4,127	$3,900	$3,990	3%	6%

N/M – Not meaningful.

•

Assets under custody and administration amounted to $20.2 trillion, a decrease of 13% compared with the prior year and a decrease of 10% (unannualized) sequentially, as the impact of new business converted during the fourth quarter was more than offset by lower market values and the impact of a stronger U.S. dollar. Assets under management, excluding securities lending assets, amounted to $928 billion at quarter end. This represents a decrease of 17% compared with the prior year. Sequentially, assets under management decreased 13% (unannualized). Net asset inflows in the fourth quarter totaled $5 billion but were more than offset by lower market values and the impact of a stronger U.S. dollar.

•

Securities servicing fees totaled $1.458 billion, a decrease of 7% on a reported basis and approximately 3% adjusted for the sale of the B-Trade and G-Trade execution businesses in the first quarter of 2008. New client wins in our securities servicing businesses were not sufficient to offset the impact of lower market values, the strong U.S. dollar and lower levels of fixed income issuances globally. Securities servicing fees declined 5% (unannualized) sequentially, primarily driven by the same factors.

•

Asset and wealth management fees totaled $657 million, a decline of 26% compared to the prior year and 17% (unannualized) sequentially reflecting the global weakness in market values, partially offset by net inflows of money market assets over both periods. Performance fees totaled $44 million in the fourth quarter of 2008 compared to $62 million in the prior year and $3 million sequentially.

•

Foreign exchange and other trading activities totaled a record $510 million, an increase of 67% compared with $305 million in the prior year and an increase of 32% (unannualized) compared with $385 million in the third quarter of 2008. The increase compared to both periods reflects the benefit from higher volatility in all major currencies.

•

Net interest revenue (FTE) totaled a record $1.077 billion with a net interest margin of 2.34%. This compares with net interest revenue of $757 million and a net interest margin of 2.16% in the fourth quarter of 2007 and net interest revenue of $820 million and a net interest margin of 2.27% in the third quarter of 2008, excluding the $112 million (pre-tax) SILO charge. The increase in net interest revenue compared with both prior periods primarily reflects a higher level of noninterest-bearing deposits from our institutional clients which resulted in a higher level of interest-earning assets, as well as wider spreads.

•

Securities losses totaled $1.241 billion. This compares with a loss of $191 million in the fourth quarter of 2007 and a loss of $162 million in the third quarter of 2008. The increased level of losses reflects more negative market assumptions relating to the housing industry and the potential for future defaults. The loss reflects the market value of the applicable security which is substantially below the expected loss. Further information on the investment portfolio and the expected loss is detailed on pages 9 and 10.

The provision for credit losses was $60 million in the fourth quarter of 2008 compared with $20 million in the fourth quarter of 2007 and $30 million in the third quarter of 2008. During the fourth quarter of 2008, the total allowance for credit losses increased by $35 million and net charge-offs totaled $25 million.

Total noninterest expense was $2.875 billion. This compares to noninterest expense of $2.752 billion in the fourth quarter of 2007 and $3.332 billion in the third quarter of 2008.

Reconciliation of noninterest expense				4Q08 vs.
(dollar amounts in millions)	4Q08	3Q08	4Q07	4Q07	3Q08
Noninterest expense	$2,875	$3,332	$2,752	4%	(14)%
Restructuring charge	181	-	-	N/M	N/M
Support agreement charges	163	726	3	N/M	N/M
Subtotal	2,531	2,606	2,749	(8)%	(3)%
M&I expense	97	111	124	(22)	(13)
Intangible amortization	116	120	131	(11)	(3)
Total noninterest expense, excluding the restructuring charge, support agreement charges, M&I expenses and intangible amortization – Non-GAAP	$2,318	$2,375	$2,494	(7)%	(2)%

N/M – Not meaningful

•

Total noninterest expense (excluding the restructuring charge, support agreement charges, M&I and intangible amortization) decreased 7% compared with the prior year and 2% sequentially. The decline in total expense compared with both periods reflects lower staff expense resulting from the ongoing benefit of merger-related expense synergies, lower incentive compensation in the third and fourth quarters, a stronger U.S. dollar and well-controlled non-staff expenses.

•

As a result of our previously announced global workforce reduction, we recorded a restructuring charge of $181 million in the fourth quarter of 2008. Further information on the restructuring charge is on page 10. This program is expected to result in annualized savings of $160-170 million. An additional related charge of approximately $20-25 million, pre-tax, will be incurred during the first half of 2009.

•	On an operating basis we generated significant positive operating leverage compared to both periods (1000 bps and 800 bps, respectively).

Results for the fourth quarter of 2008 include an income tax benefit of $135 million. Excluding the impact of securities losses, the restructuring charge, support agreement charges, and M&I expenses the effective tax rate was 32.6% in the fourth quarter of 2008.

The balance sheet at the end of the fourth quarter of 2008 totaled $237 billion compared to $198 billion at Dec. 31, 2007 and $268 billion at Sept. 30, 2008. We continued to benefit from an above trend level of client deposits, particularly noninterest-bearing client deposits. In addition, at year end we maintained $53 billion in deposits with the Federal Reserve.

The unrealized net of tax loss on our securities portfolio was $ 4.1 billion at Dec. 31, 2008 compared with $2.8 billion at Sept. 30, 2008. The increase primarily resulted from wider credit spreads.

The capital ratios at Dec. 31, 2008 compared to Sept. 30, 2008 reflect the benefit we received from the $3 billion of Series B preferred stock issued to the U.S. Treasury in October of 2008 and a lower level of risk adjusted assets.

Capital Ratios	Quarter ended
	Dec. 31, 2008		Sept. 30, 2008		Dec. 31, 2007
Tier I capital ratio	13.1	% (a)	9.3%		9.3%
Total (Tier I plus Tier II) capital ratio	16.8	(a)	12.8		13.2
Leverage capital ratio	6.9		6.5		6.5
Shareholders’ equity to assets ratio	11.8		10.3		14.9
Tangible common equity to assets ratio (b)	3.8	(c)	3.9	(c)	5.2
Adjusted tangible common equity to assets ratio (d)	4.5		4.2		5.3
(a)	Preliminary.
(b)	Common equity less goodwill and intangible assets, adjusted for deferred tax liabilities associated with non-tax deductible identifiable intangible assets and tax deductible goodwill, divided by total assets less goodwill and intangible assets.
(c)	Assets were adjusted for the deposits maintained with the Federal Reserve of $53.3 billion and $37.9 billion, and other short-term investments—U.S. government-backed commercial paper of $5.6 billion and $10.9 billion at Dec. 31, 2008 and Sept. 30, 2008, respectively. Both of these sets of assets have been assigned a zero risk-weighting by the regulators.
(d)	Certain rating agencies include a portion of the Series B preferred stock and trust preferred securities when assessing the capital strength of the Company. Accordingly, we calculated the adjusted tangible common equity to assets ratio by using tangible common equity as defined in (b) above, plus a portion of the Series B preferred and trust preferred securities divided by assets as defined in (c) above.

On Jan. 13, 2009, The Bank of New York Mellon Corporation declared a quarterly common stock dividend of 24 cents per common share. This cash dividend is payable on Feb. 3, 2009 to shareholders of record as of the close of business on Jan. 23, 2009. The Company anticipates that future quarterly dividend declarations will be timed to correspond with the announcement of quarterly earnings.

The Bank of New York Mellon Corporation is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has $20.2 trillion in assets under custody and administration, $928 billion in assets under management and services more than $11 trillion in outstanding debt. Additional information is available at www.bnymellon.com.

Earnings Release Format

Throughout this earnings release, all information is reported on a continuing operations basis unless otherwise noted. Quarterly returns are annualized. Certain amounts are presented on an FTE basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources, and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income. Where financial measures are presented excluding certain specified amounts, we believe the presentation enhances investor understanding of period-to-period results.

Supplemental Financial Information

The Quarterly Earnings Review and supplemental financial trends for The Bank of New York Mellon Corporation have been updated through Dec. 31, 2008 and are available at www.bnymellon.com (Investor Relations—financial reports).

Conference Call Data

Robert P. Kelly, chairman and chief executive officer; Gerald L. Hassell, president; and Thomas P. Gibbons, chief financial officer, along with other members of executive management from The Bank of New York Mellon Corporation, will host a conference call and simultaneous live audio webcast at 5 p.m. EST on Jan. 20, 2009. This conference call and audio webcast will include forward-looking statements and may include other material information. Persons wishing to access the conference call and audio webcast may do so by dialing (888) 677-5383 (U.S.) and (210) 838-9221 (International) Passcode: Earnings, or by logging on to www.bnymellon.com. The earnings release, together with the Quarterly Earnings Review, will be available at www.bnymellon.com beginning at approximately 4:30 p.m. EST on Jan. 20, 2009. Replays of the conference call and audio webcast will be available beginning Jan. 20, 2009 at approximately 9 p.m. EST through Feb. 3, 2009 by dialing (866) 442-1776 (U.S.) or (203) 369-1076 (International). The archived version of the conference call and audio webcast will also be available at www.bnymellon.com for the same time period.

THE BANK OF NEW YORK MELLON CORPORATION

Financial Highlights

	Quarter ended				Year ended
(dollar amounts in millions, except per common share amounts and unless otherwise noted; common shares in thousands)	Dec. 31, 2008	Sept. 30, 2008		Dec. 31, 2007	Dec. 31, 2008		Dec. 31, 2007 (a)
Return on tangible common equity:
GAAP-before extraordinary (loss)	6.7%	19.0%		33.0%	20.7%		29.5%
Non-GAAP adjusted (b)	61.5%	50.4%		40.8%	48.9%		33.8%

Return on common equity:
GAAP – before extraordinary (loss)	0.8%	4.3%		9.5%	5.0%		11.0%
Non-GAAP adjusted (c)	16.9%	14.3%		13.1%	14.3%		13.8%

Fee and other revenue as a percentage of total revenue (FTE)	63%	81%		80%	78%		80%
Excluding securities write-downs and SILO/LILO charges	74%	79%		81%	78%		80%

Annualized fee revenue per employee (based on average headcount) (in thousands)	$282	$285		$309	$287		$289

Non-U.S. percent of revenue, excluding the SILO/LILO charges and securities write-downs (FTE)	31%	32%		32%	32%		32%

Pre-tax operating margin (FTE):
GAAP	(1)%	8%		27%	15%		29%
Non-GAAP adjusted (c)	43%	39%		37%	39%		36%

Net interest margin (FTE)	2.34%	1.96	% (d)	2.16%	1.92	% (d)	2.08%

Selected average balances:
Interest-earning assets	$183,876	$144,290		$140,622	$154,438		$111,174
Total assets	$243,956	$198,827		$192,987	$209,956		$148,642
Interest-bearing deposits	$96,575	$86,853		$86,278	$92,768		$66,315
Noninterest-bearing deposits	$52,274	$33,462		$28,449	$34,247		$21,677
Shareholders’ equity	$28,771	$27,996		$29,136	$28,704		$20,234

Average common shares and equivalents outstanding:
Basic	1,144,839	1,143,445		1,133,804	1,142,239		923,199
Diluted	1,150,753	1,151,469		1,148,176	1,152,085		934,704

Period-end data
Assets under custody and administration (in trillions)	$20.2	$22.4		$23.1	$20.2		$23.1
Cross-border assets (in trillions)	$7.5	$8.9		$10.0	$7.5		$10.0
Market value of securities on loan (in billions)	$341	$470		$633	$341		$633
Assets under management (in billions)	$928	$1,067		$1,121	$928		$1,121

Employees	42,900	43,200		42,500	42,900		42,500

Book value per common share	$22.00	$23.97		$25.66	$22.00		$25.66
Tangible book value per common share	$5.18	$6.65		$8.00	$5.18		$8.00
Dividends per common share	$0.24	$0.24		$0.24	$0.96		$0.95
Closing common stock price per common share	$28.33	$32.58		$48.76	$28.33		$48.76
Market capitalization	$32,536	$37,388		$55,878	$32,536		$55,878
(a)	Results for the full-year ended Dec. 31, 2007 include six months of The Bank of New York Mellon Corporation and six months of legacy The Bank of New York Company, Inc.
(b)	Calculated excluding M&I expenses, the SILO/LILO/tax settlements, support agreement charges, restructuring charges and securities write-downs.
(c)	Calculated excluding M&I expenses, the SILO/LILO/tax settlements, support agreement charges, restructuring charges, securities write-downs and intangible amortization expenses.
(d)	Excluding the SILO/LILO charges, net interest margin was 2.27% and 2.24% for the third quarter and full-year 2008.

THE BANK OF NEW YORK MELLON CORPORATION

Condensed Consolidated Income Statement

	Quarter ended			Year ended
(in millions, except per common share amounts)	Dec. 31, 2008	Sept. 30, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007 (a)
Fee and other revenue
Securities servicing fees:
Asset servicing	$782	$803	$812	$3,348	$2,353
Issuer services	388	477	438	1,685	1,560
Clearing and execution services	288	262	314	1,087	1,192
Total securities servicing fees	1,458	1,542	1,564	6,120	5,105
Asset and wealth management fees	657	792	887	3,135	2,060
Performance fees	44	3	62	83	93
Foreign exchange and other trading activities	510	385	305	1,462	786
Treasury services	134	130	121	518	348
Distribution and servicing	106	107	113	421	212
Financing-related fees	45	45	52	188	216
Investment income	27	17	52	112	149
Other	76	64	82	290	266
Total fee revenue	3,057	3,085	3,238	12,329	9,235
Securities gains (losses)	(1,241)	(162)	(191)	(1,628)	(201)
Total fee and other revenue	1,816	2,923	3,047	10,701	9,034
Net interest revenue
Interest revenue	1,551	1,339	1,789	5,638	5,751
Interest expense	481	636	1,037	2,687	3,451
Net interest revenue	1,070	703	752	2,951	2,300
Provision for credit losses	60	30	20	131	(10)
Net interest revenue after provision for credit losses	1,010	673	732	2,820	2,310
Noninterest expense
Staff	1,154	1,218	1,365	5,115	4,120
Professional, legal and other purchased services	307	287	272	1,126	781
Net occupancy	143	164	145	575	449
Distribution and servicing	123	133	133	517	268
Software	86	78	78	331	280
Furniture and equipment	86	80	82	324	267
Sub-custodian and clearing	80	80	115	313	383
Business development	76	62	72	279	190
Other	426 (b)	999 (b)	235	1,856 (b)	658
Subtotal	2,481	3,101	2,497	10,436	7,396
Amortization of intangible assets	116	120	131	482	319
Restructuring charge	181	-	-	181	-
Merger and integration expenses:
The Bank of New York Mellon Corporation	97	107	111	471	355
Acquired Corporate Trust Business	-	4	13	12	49
Total noninterest expense	2,875	3,332	2,752	11,582	8,119
Income
Income (loss) from continuing operations before income taxes	(49)	264	1,027	1,939	3,225
Provision (benefit) for income taxes	(135)	(41)	327	497	998
Income from continuing operations	86	305	700	1,442	2,227
Discontinued operations:
Income (loss) from discontinued operations	2	(2)	(2)	11	(16)
Provision (benefit) for income taxes	1	-	(2)	8	(8)
Income (loss) from discontinued operations, net of tax	1	(2)	-	3	(8)
Income before extraordinary (loss) and preferred dividends	87	303	700	1,445	2,219
Extraordinary (loss) on consolidation of commercial paper conduits, net of tax	(26)	-	(180)	(26)	(180)
Net income	61	303	520	1,419	2,039
Preferred dividends	(33)	-	-	(33)	-
Net income applicable to common stock	$28	$303	$520	$1,386	$2,039

Condensed Consolidated Income Statement - continued

	Quarter ended				Year ended
(in millions, except per common share amounts)	Dec. 31, 2008		Sept. 30, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007 (a)
Earnings per common share
Basic:
Income from continuing operations	$0.05		$0.27	$0.62	$1.23	$2.41
Income (loss) from discontinued operations, net of tax	-		-	-	-	(0.01)
Income before extraordinary (loss)	0.05		0.27	0.62	1.23	2.40
Extraordinary (loss), net of tax	(0.02)		-	(0.16)	(0.02)	(0.19)
Net income applicable to common stock	$0.02	(c)	$0.27	$0.46	$1.21	$2.21
Diluted:
Income from continuing operations	$0.05		$0.26	$0.61	$1.22	$2.38
Income (loss) from discontinued operations, net of tax	-		-	-	-	(0.01)
Income before extraordinary (loss)	0.05		0.26	0.61	$1.22	2.37
Extraordinary (loss), net of tax	(0.02)		-	(0.16)	(0.02)	(0.19)
Net income applicable to common stock	$0.02	(c)	$0.26	$0.45	$1.20	$2.18
(a)	Results for the full year ended Dec. 31, 2007 include six months of The Bank of New York Mellon Corporation and six months of legacy The Bank of New York Company, Inc.
(b)	Includes the support agreement charges of $163 million in 4Q08, $726 million in 3Q08 and $894 million in full year ended Dec. 31, 2008.
(c)	Does not foot due to rounding.

THE BANK OF NEW YORK MELLON CORPORATION

Consolidated Balance Sheet

(dollar amounts in millions, except per common share amounts)	Dec. 31, 2008	Dec. 31, 2007
Assets
Cash and due:
Banks	$4,881	$6,555
Federal Reserve Bank	53,278	80
Other short-term investment – U.S. government-backed commercial paper, at fair value	5,629	-
Interest-bearing deposits with banks	39,126	34,312
Federal funds sold and securities purchased under resale agreements	2,000	9,108
Securities:
Held-to-maturity (fair value of $6,333 and $2,171)	7,371	2,180
Available-for-sale	32,064	46,518
Total securities	39,435	48,698
Trading assets	11,102	6,420
Loans	43,394	50,931
Allowance for loan losses	(415)	(327)
Net loans	42,979	50,604
Premises and equipment	1,686	1,731
Accrued interest receivable	619	739
Goodwill	15,898	16,331
Intangible assets	5,856	6,402
Other assets	14,520	16,676
Total assets	$237,009	$197,656

Liabilities
Deposits:
Noninterest-bearing (principally domestic offices)	$55,816	$32,372
Interest-bearing deposits in domestic offices	32,386	21,082
Interest-bearing deposits in foreign offices	71,471	64,671
Total deposits	159,673	118,125
Borrowing from Federal Reserve related to asset-backed commercial paper, at fair value	5,591	-
Federal funds purchased and securities sold under repurchase agreements	1,372	2,193
Trading liabilities	8,085	4,577
Payables to customers and broker-dealers	9,274	7,578
Commercial paper	138	4,079
Other borrowed funds	755	1,840
Accrued taxes and other expenses	3,779	8,101
Other liabilities (including allowance for lending related commitments of $114 and $167)	4,427	4,887
Long-term debt	15,865	16,873
Total liabilities	208,959	168,253
Shareholders’ equity
Preferred stock – par value $1,000 per share; authorized 100,000,000 shares; issued 3,000,000 shares	2,786	-
Common equity:
Common stock-par value $0.01 per common share; authorized 3,500,000,000 common shares; issued 1,148,507,561 and 1,146,896,177 common shares	11	11
Additional paid-in capital	20,432	19,990
Retained earnings	10,250	10,015
Accumulated other comprehensive loss, net of tax	(5,426)	(574)
Less: Treasury stock of 40,262 and 912,896 common shares, at cost	(3)	(39)
Total common equity	25,264	29,403
Total shareholders’ equity	28,050	29,403
Total liabilities and shareholders’ equity	$237,009	$197,656

Investment Securities Portfolio

At Dec. 31, 2008, our investment securities portfolio totaled $39.4 billion. The unrealized net of tax loss on our total securities portfolio was $4.1 billion at Dec. 31, 2008. The unrealized net of tax loss at Sept. 30, 2008 was $2.8 billion. The increase compared to the prior quarter was primarily driven by wider credit spreads.

The following table provides the detail of our total securities portfolio.

Securities portfolio Dec. 31, 2008	Amortized Cost	Fair Value	Fair Value as % of Amortized Cost (a)	Portfolio Aggregate Unrealized Gain/(Loss)	Quarter to-date Change in Unrealized Gain/(Loss)	Life-to-date/ Impairment Charge (b)		Ratings
(dollar amounts in millions)								AAA	AA	A	Other
Alt-A MBS	$7,499	$4,735	53%	$(2,764)	$(425)	$1,397		53%	12%	12%	23%
Prime/Other MBS	6,785	5,004	74	(1,781)	(1,069)	15		75	11	7	7
Subprime MBS	1,578	987	60	(591)	(191)	68		22	55	16	7
Commercial MBS	2,846	2,137	75	(709)	(514)	22		98	1	-	1
ABS CDOs	35	19	5	(16)	(13)	326		30	1	-	69
Credit cards	747	524	67	(223)	(154)	35		-	6	94	-
Trust preferred securities	100	41	32	(59)	(20)	28		-	68	-	32
Home equity lines of credit	558	334	46	(224)	(40)	173		-	23	1	76
SIV securities	126	109	49	(17)	(17)	95		40	11	13	36
Other	396	261	59	(135)	(61)	46		8	7	5	80

Watch list	20,670	14,151	62	(6,519)	(2,504)	2,205		62	13	11	14

Agencies	11,561	11,621	101	60	169	-		100	-	-	-
European floating rate notes	7,582	6,411	85	(1,171)	(698)	-		98	2	-	-
Other	6,160	6,214	101	54	109	-		72	7	6	15
Total	$45,973	$38,397	80%	$(7,576)	$(2,924)	$2,205	(b)	81%	6%	5%	8%
(a)	Amortized cost before impairments.
(b)	Life-to-date impairment charges include $301 million associated with the consolidation of Three Rivers Funding Corporation in December 2007 and $45 million associated with the consolidation of Old Slip Funding in December 2008.

Note: The “Watch list” includes those securities we view as having a higher risk of additional impairment charges.

Since the end of the third quarter, the housing market indicators and the broader economy have deteriorated significantly. Therefore, in the fourth quarter of 2008, we adjusted our modeling assumptions to reflect this further deterioration. Accordingly, we changed the modeling assumptions on all Residential Mortgage-Backed Securities (“RMBS”) with the primary changes being on the default rates. In addition, to properly reflect the declining value of homes in the current foreclosure environment, we adjusted our RMBS loss severity assumptions to decrease the amount we expect to receive to cover the value of the original loan. As a result of these adjustments to our assumptions, a larger number of securities (primarily Alt-A) generated an expected loss and consequently, we recorded an impairment charge and wrote down to current market value those securities, resulting in a $1.2 billion pre-tax securities loss comprised of the following:

Securities portfolio losses (in millions)	4Q08 Expected Incurred Loss	4Q08 Securities Write-downs
Alt-A securities	$124	$1,135
ABS CDOs	6	6
Home equity line of credit	14	36
SIV securities	44	44
Trust preferred securities	1	1
Other	19	19
Total	$208	$1,241

At Dec. 31, 2008, the expected incurred loss included in securities write-downs recorded in the fourth quarter of 2008 is estimated to be $208 million. The difference between the expected loss and the total impairment charges incurred during the fourth quarter of 2008 is largely driven by the market illiquidity relating to mortgage-backed securities. The underlying market discount rate rose throughout 2008, particularly during the fourth quarter, and accounted for the gap between the expected loss and the impairment charges. The expected loss to be incurred is determined based on a projected principal write-down of a mortgage-backed security that occurs when the losses on the underlying mortgage pool are expected to be large enough to cause a reduction in the total contractual amount of principal that we are entitled to receive pursuant to the terms of the security.

At the time of purchase, the Alt-A portfolio’s weighted-average FICO score was 715 and its weighted-average LTV was 74%. Approximately 50% of the total portfolio is supported by better-performing fixed-rate collateral. Finally, the portfolio’s weighted-average current credit enhancement is approximately 13%. The unrealized loss on the Alt-A portfolio at Dec. 31, 2008 was $2.8 billion.

The home equity lines of credit (“HELOC”) securities are tested for impairment based on the quality of the underlying security and the condition of the monoline insurer providing credit support. Securities were deemed impaired if we expected they would not be repaid in full without the support of the insurer and the insurer was rated below investment grade. The securities write-downs in the fourth quarter of 2008 related to HELOC securities resulted from both a deterioration of specific securities combined with weak credit support due to below investment grade ratings of certain bond insurers.

Restructuring Charge

In November 2008, the Company announced that due to weakness in the global economy it would reduce its workforce by approximately 4%, or 1,800 positions. The goals of this workforce reduction are to reduce expense growth and further improve the efficiency of the organization. This program is expected to result in annualized savings of $160-170 million.

In December 2008, the Company recorded a pre-tax restructuring charge of $181 million or $0.09 per common share. This charge was comprised of $166 million for severance costs, $9 million of expense from stock-based award acceleration, $5 million of other compensation costs and $1 million of non-personnel expenses directly related to the workforce reduction. The restructuring charge is recorded as a separate line on the income statement. The Company also expects to record an additional related charge of approximately $20-25 million, pre-tax, of restructuring expense in the first half of 2009, primarily related to severance and accruals for vacant space.

Extraordinary Loss on Consolidation of Commercial Paper Conduit

On Dec. 30, 2008, we voluntarily called the first loss notes of Old Slip Funding LLC (“Old Slip”), making us the primary beneficiary and triggering the consolidation of Old Slip (approximately $125 million in assets). The consolidation resulted in the recognition of an extraordinary loss (non-cash accounting charge) of $26 million after tax, or $0.02 per common share, representing the current mark-to-market discount from par associated with spread-widening for the assets in Old Slip.

Series B-Perpetual Preferred Stock

On Oct. 28, 2008, we issued $3 billion of securities to the U.S. Department of the Treasury comprised of Series B preferred stock ($2.779 billion) and a warrant for common stock ($221 million) as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program authorized under the Emergency Economic Stabilization Act. The preferred dividends and the amortization of the discount on the Series B preferred stock reduced net income applicable to common stock by $33 million, or $ 0.03 per common share in the fourth quarter of 2008 and are expected to reduce earnings per share by approximately $0.16 per common share in 2009.

The proceeds from the Series B preferred stock have been utilized to improve the flow of funds in the financial markets. Specifically we have:

•

Purchased mortgage-backed securities and debentures issued by U.S. government-sponsored agencies to support efforts to increase the amount of money available to lend to qualified borrowers in the residential housing market.

•	Purchased securities of other financial institutions, which helps increase the amount of funds available to lend to consumers and businesses.
•	Continued to make loans to other financial institutions through the interbank lending market.

All of these efforts address the need to improve liquidity in the financial system and are consistent with our business model which is focused on institutional clients.

Nonperforming Assets

Nonperforming assets	Quarter ended
(dollar amounts in millions)	Dec. 31, 2008	Sept. 30, 2008	Dec. 31, 2007
Loans:
Commercial real estate	$126	$118	$40
Other residential mortgages	97	75	20
Commercial	60	65	39
Personal	1	-	-
Foreign	-	1	87
Total nonperforming loans	284	259	186
Other assets owned	8	8	4
Total nonperforming assets	$292	$267	$190
Nonperforming loans ratio	0.7%	0.4%	0.4%
Allowance for loan losses/nonperforming loans	146.1	140.9	175.8
Total allowance for credit losses/nonperforming loans	186.3	190.7	265.6

Allowance for Credit Loss, Provision and Net Charge-offs
Allowance for credit loss, provision and net charge-offs	Quarter ended
(dollar amounts in millions)	Dec. 31, 2008	Sept. 30, 2008	Dec. 31, 2007
Allowance for credit losses – beginning of period	$494	$486	$510
Provision for credit losses	60	30	20
Net (charge-offs)/recoveries:
Commercial	(11)	(8)	(17)
Commercial real estate	(3)	(2)	-
Other residential mortgages	(11)	(5)	(1)
Foreign	1	(9)	(18)
Personal	(1)	-	-
Leasing	-	2	-
Total net (charge-offs)/recoveries	(25)	(22)	(36)
Allowance for credit losses – end of period	$529	$494	$494
Allowance for loan losses	$415	$365	$327
Allowance for unfunded commitments	114	129	167

Consolidated Net Income Applicable to Common Stock, Including Discontinued Operations

Net income applicable to common stock, including discontinued operations, totaled $28 million, or $0.02 per common share, in the fourth quarter of 2008, compared with $303 million, or $0.26 per common share, in the third quarter of 2008 and $520 million, or $0.45 per common share, in the fourth quarter of 2007.

Supplemental Information – Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with GAAP. We believe that the supplemental non-GAAP information included in this earnings release is useful to the investment community in analyzing the financial results and trends of our business. This information facilitates comparisons with prior periods and reflects the principal basis on which our management internally monitors financial performance. These items also reflect certain items that are excluded from our segment measures used internally to evaluate segment performance because management does not consider them to be particularly relevant or useful in evaluating the operating performance of our business segments.

Reconciliation of net income and EPS – GAAP to Non-GAAP (a)	4Q08			3Q08			4Q07
(in millions, except per common share amounts)	Net income	EPS		Net income	EPS		Net income	EPS
Net income-GAAP	$28	$0.02		$303	$0.26		$520	$0.45
Discontinued operations (income) loss	(1)	-		2	-		-	-
Extraordinary loss on consolidation of commercial paper conduits, net of tax	26	0.02		-	-		180	0.16
Continuing operations	53	0.05	(b)	305	0.26		700	0.61
M&I expenses	58	0.05		66	0.06		69	0.06
Restructuring charge	107	0.09		-	-		-	-
SILO/LILO/tax settlements	-	-		30	0.03		-	-
Support agreement charges	97	0.08		433	0.37		2	-
Continuing operations excluding M&I expenses, the restructuring charge, SILO/LILO/tax settlements and support agreement charges	315	0.27		834	0.72		771	0.67
Securities write-downs	752	0.65		96	0.08		114	0.10
Continuing operations excluding M&I expenses, the restructuring charge, SILO/LILO/tax settlements, support agreement charges and securities write-downs	1,067	0.93	(b)	930	0.81	(b)	885	0.77
Intangible amortization	71	0.06		74	0.06		78	0.07
Continuing operations excluding M&I expenses, the restructuring charge, SILO/LILO/tax settlements, support agreement charges, securities write-downs and intangible amortization	$1,138	$0.99		$1,004	$0.87		$963	$0.84
(a)	Prior period non-GAAP amounts have been adjusted to exclude securities write-downs.
(b)	Does not foot due to rounding.

Reconciliation of net income and	Year-to-date
EPS – GAAP to Non-GAAP (a)	Dec. 31, 2008			Dec. 31, 2007 (b)
(in millions, except per common share amounts)	Net income	EPS		Net income	EPS
Net income-GAAP	$1,386	$1.20		$2,039	$2.18
Discontinued operations (income) loss	(3)	-		8	0.01
Extraordinary loss on consolidation of commercial paper conduits, net of tax	26	0.02		180	0.19
Continuing operations	1,409	1.22		2,227	2.38
M&I expenses	288	0.25		238	0.25
Restructuring charge	107	0.09		-	-
SILO/LILO/tax settlements	410	0.36		-	-
Support agreement charges	533	0.46		2	-
Continuing operations excluding M&I expenses, the restructuring charge, SILO/LILO/tax settlements and support agreement charges	2,747	2.38		2,467	2.64	(c)
Securities write-downs	983	0.85		120	0.13
Continuing operations excluding M&I expenses, the restructuring charge, SILO/LILO/tax settlements, support agreement charges and securities write-downs	3,730	3.24	(c)	2,587	2.77
Intangible amortization	297	0.26		197	0.21
Continuing operations excluding M&I expenses, the restructuring charge, SILO/LILO/tax settlements, support agreement charges, securities write-downs and intangible amortization	$4,027	$3.50		$2,784	$2.98
(a)	Prior period non-GAAP amounts have been adjusted to exclude securities write-downs.
(b)	Results for the year ended Dec. 31, 2007 include six months of The Bank of New York Mellon Corporation and six months of legacy The Bank of New York Company, Inc.
(c)	Does not foot due to rounding.

Reconciliation of total revenue				4Q08 vs.
(dollar amounts in millions)	4Q08	3Q08	4Q07	4Q07	3Q08
Fee and other revenue	$1,816	$2,923	$3,047	(40)%	(38)%
Securities write-downs	1,241	162	191	N/M	N/M
Total fee and other revenue – Non-GAAP	3,057	3,085	3,238	(6)	(1)
Net interest revenue	1,070	703	752	42	52
SILO/LILO	-	112	-	N/M	N/M
Total net interest revenue – Non-GAAP	1,070	815	752	42	31
Total revenue, excluding SILO/LILO and securities write-downs – Non-GAAP	$4,127	$3,900	$3,990	3%	6%

N/M – Not meaningful.

Reconciliation of total revenue (a)	The Bank of New York Mellon Corporation		Mellon Financial Corporation 6 months ended June 30, 2007	2007 Proforma The Bank of New York Mellon Corporation YTD 2007	Percentage Revenue Growth on a Proforma Basis
(dollar amounts in millions)	YTD 2008	YTD 2007
Fee and other revenue	$10,701	$9,034	$2,643	$11,677
Securities write-downs	1,628	201	-	201
Total fee and other revenue – Non-GAAP	12,329	9,235	2,643	11,878
Net interest revenue	2,951	2,300	259	2,559
SILO/LILO	489	-	-	-
Total net interest revenue – Non-GAAP	3,440	2,300	259	2,559
Total revenue, excluding SILO/LILO and securities write-downs – Non-GAAP	$15,769	$11,535	$2,902	$14,437	9%
(a)	Total full year 2008 non-GAAP revenue for the Bank of New York Mellon Corporation compared with proforma full year 2007 total non-GAAP revenue.

Cautionary Statement

The information presented in this Earnings Release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the effectiveness of the Company’s business model; expectations with respect to global business environment; actual incurred losses on securities portfolio and the ability to earn back a substantial portion of the write-downs over the remaining lives of the securities; annualized savings from workforce reduction; assumptions with respect to expected loss from securities portfolio; additional restructuring charges; the timing of future quarterly dividend declarations; and the impact of preferred stock dividends and amortization of discount on earnings per share. These statements and other forward-looking statements contained in other public disclosures of The Bank of New York Mellon Corporation (the Company) which make reference to the cautionary factors described in this earnings release, are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond the Company’s control). Factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the risk factors and other uncertainties set forth in the Company’s annual report on Form 10-K for the year ended Dec. 31, 2007, the Company’s quarterly report on Form 10-Q for the quarter ended Sept. 30, 2008 and the Company’s other filings with the Securities and Exchange Commission. All forward-looking statements in this earnings release speak only as of Jan. 20, 2009 and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.